UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) March 23, 2023

GE HEALTHCARE TECHNOLOGIES INC.
(Exact name of registrant as specified in its charter)

Delaware			001-41528	88-2515116
(State or other jurisdiction of incorporation)			(Commission File Number)	(IRS Employer Identification No.)

500 W. Monroe Street	Chicago,	IL		60661
(Address of principal executive offices)				(Zip Code)

(Registrant’s telephone number, including area code) (833) 735-1139

______________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	GEHC	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).	☐
Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 13(a) of the Exchange Act.	☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Severance and Change in Control Benefits for CEO and Leadership Team

On March 23, 2023, the Talent, Culture, and Compensation Committee (the “Committee”) of the Board of Directors of GE HealthCare Technologies Inc. (the “Company”) approved the GE HealthCare US Severance and Change in Control Plan for CEO and Leadership Team (the “Plan”), effective April 1, 2023.

Prior to April 1, 2023, the Company’s chief executive officer (“CEO”) and US members of the Company’s leadership team, consisting of executives reporting solely to the CEO (the “Leadership Team”), participated in the GE HealthCare US Executive Severance Plan. Effective April 1, 2023, the GE HealthCare US Executive Severance Plan will no longer cover any executive officer of the Company.

In connection with an assessment of the Company’s executive compensation programs, the Committee determined that it is in the best interest of the Company to standardize the severance and change in control benefits payable to the CEO and Leadership Team. The CEO and any Leadership Team member with severance benefits provided in an offer letter or other employment agreement will be required to waive such benefits in order to be covered under the Plan.

In the event of a qualifying termination of employment that occurs prior to or more than two years following a change in control of the Company, the Plan provides for a lump sum cash severance payment equal to the sum of base salary and target annual bonus multiplied by 2.0 for the CEO and multiplied by 1.0 for Leadership Team members. In addition, benefits continuation and outplacement services would be provided for 24 months for the CEO and 12 months for Leadership Team members.

In the event of a qualifying termination of employment within two years following a change in control of the Company, the Plan provides for a lump sum cash severance benefit equal to the sum of base salary and target annual bonus multiplied by 2.99 for the CEO and multiplied by 2.0 for Leadership Team members. In addition, benefits continuation and outplacement services would be provided for 36 months for the CEO and for 24 months for Leadership Team members.

The Plan does not vary the terms of equity awards, and all outstanding equity awards will be treated as provided under the terms of the applicable equity awards in the event of a qualifying termination. The Plan does not vary how a pro-rata bonus, if any, under the One GE HealthCare Annual Bonus Plan for the year in which a qualifying termination occurs will be calculated or paid.

A qualifying termination under the Plan does not include a termination for cause, voluntary resignation, death, or disability.

Any payment of benefits under the Plan is subject to the CEO or Leadership Team member signing a release and waiver of claims acceptable to the Company, including, where legally permissible, non-competition, non-solicitation, and non-disparagement requirements.

The Committee administers and may amend or terminate the Plan in its discretion.

The description of the terms of the Plan set forth under this Item 5.02 is qualified in its entirety by reference to the full text of the plan, which is filed as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description
10.1	GE HealthCare US Severance and Change in Control Plan for CEO and Leadership Team.
104	The cover page of this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GE HealthCare Technologies Inc.
(Registrant)

Date: March 24, 2023	/s/ Frank R. Jimenez
Frank R. Jimenez, General Counsel and Corporate Secretary (authorized signatory)